John C. Ferrara to Join TheStreet as Chief Financial Officer

NEW YORK (February 6, 2013) – TheStreet, Inc. (NASDAQ: TST), a leading digital financial media company, today announced that John C. Ferrara will join the Company as Chief Financial Officer. Mr. Ferrara has over 25 years of experience in the financial industry as an officer, director and advisor to private and public companies.

Ferrara recently held the position of Chief Operating Officer at Invmetrics Holdings, Inc. (formerly Rogerscasey, Inc.).  Prior to Invmetrics, Ferrara was Chief Financial Officer at Edgar-Online, Inc. a leading provider of company data and public filings for equities, mutual funds and other publicly traded assets. Ferrara’s career includes serving as an Officer and Director for multiple portfolio companies of Mario Gabelli as well as President and CFO of Lou Dobbs’ Space.com.

"As TheStreet continues its focus on operational excellence this year, John’s experience in strategy, finance and operations will complement our already robust executive team," said Elisabeth DeMarse, CEO and Chairman of TheStreet.  "As part of his Chief Financial Officer duties, John will play a significant role in supporting our future growth initiatives.”

Ferrara received his M.B.A from Columbia University and B.S. with honors in accounting from the University of Maryland.  Mr. Ferrara expects to join TheStreet in the first quarter following the departure of the Company’s current CFO who as previously disclosed will depart following the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

About TheStreet

TheStreet, Inc. is a leading digital financial media company that distributes its content through online, social media, tablet and mobile channels. The Company's network of brands includes: TheStreet, RealMoney, RealMoney Pro, Stockpickr, Action Alerts PLUS, Options Profits, Chat on TheStreet, MainStreet and RateWatch. For more information on TheStreet's business, visit http://www.t.st. For financial and business news, actionable trading ideas, stock quotes and more, visit TheStreet.com, follow TheStreet on Facebook and Twitter, and access TheStreet through all major mobile and tablet platforms. For more information on The Deal, visit www.thedeal.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding the Company’s future growth initiatives, operations and new management.  Such forward-looking statements are subject to risks and uncertainties, including those described in the Company's filings with the Securities and Exchange Commission that could cause actual results to differ materially from those reflected in the forward-looking statements. The potential risks and uncertainties include, among others, the impact of management and organization changes, the implementation and results of ongoing strategic and cost initiatives underway, the ability to integrate new acquisitions, the Company's dependence on key content distributors and key personnel, the Company's ability to compete with new and existing competitors, the Company's ability to protect its intellectual property and reputation, financial market conditions and general economic conditions. All forward-looking statements contained herein are made as of the date of this press release. The Company does not intend, and undertakes no obligation, to update these forward-looking statements, whether as a result of new information, future developments or otherwise.

CONTACT:

Erin Corcoran
TheStreet, Inc.
212-321-5566
erin.corcoran@thestreet.com

Erica Mannion
Investor Relations
Sapphire Investor Relations, LLC
415-471-2700
ir@thestreet.com